Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF "CORIENT REGISTERED ALTERNATIVES FUND", FILED IN THIS OFFICE ON THE THIRTIETH DAY OF SEPTEMBER, A.D. 2024, AT 11:07 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

5312556 8100
SR# 20243816982

Authentication: 204518736
Date: 09-30-24

STATE of DELAWARE
CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

First: The name of the trust is Corient Registered Alternatives Fund

Second: The name and address of the Registered Agent in the State of Delaware is UNITED AGENT GROUP INC. located at 1521 CONCORD PIKE SUITE 201, Wlimington, Delaware 19803

Third: The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

IN WITNESS WHEREOF, THE UNDERSIGNED HAS EXECUTED THIS CERTIFICATE OF TRUST AS OF SEPTEMBER 30, 2024.

By: Peter Watson

Name: Peter Watson

Title: Trustee

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:07 AM 09/30/2024
FILED 11:07 AM 09/30/2024
SR 20243816982 - File Number 5312556